EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Interwoven, Inc. has the following subsidiaries:

Interwoven UK Ltd

Interwoven Australia Pty. Ltd

Interwoven Software Pte. Ltd

Interwoven Hong Kong Ltd

Interwoven GmbH

Interwoven Japan KK

Interwoven BV

Interwoven Canada Ltd

Interwoven SAS

Interwoven Korea Inc.

Interwoven AB

Interwoven Software SL

Interwoven Srl

Interwoven AS

Interwoven Software Do Brasil LTDA